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                                                                  EXHIBIT 10.26


                           SECOND AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


     THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the "AMENDED Agreement") is by and among Steven L. Sunyich ("EXECUTIVE") and RoomSystems, Inc., a Nevada corporation ("EMPLOYER"). Executive and Employer are collectively referred to herein as the "Parties". The Amended Agreement shall amend and supersede that certain Executive Employment Agreement, by and among the Parties, entered into on January 1, 1999.

                                R E C I T A L S:

     WHEREAS, Employer's board of directors (the "BOARD") desires to employ Executive in an executive capacity and the Executive desires to be employed in such capacity.

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                      TERM

     1.1 EMPLOYMENT. Employer employs Executive and Executive accepts employment under the terms and conditions of this Amended Agreement.

     1.2 TERM. The term of this Amended Agreement shall be for thirty-six (36) months with an open option thereon as set forth herein and shall be effective as of January 1, 1999, and shall terminate on December 31, 2001, unless extended by mutual agreement of the Parties. Upon mutual agreement of the Parties, this Amended Agreement may be extended for an additional period upon written notice given to Executive not less than three (3) months prior to the termination of this Amended Agreement.

          A. OPTION TERM. Upon mutual agreement of the Parties, and upon the condition that there is no breach of any condition or term of this Amended Agreement at the time of exercise, this Amended Agreement may be extended for an additional twelve (12) months on the same terms and conditions of this Amended Agreement, unless modified or amended upon the written consent of Employer and Executive.

                                   ARTICLE II
                                  COMPENSATION

     2.1 COMPENSATION. For all services rendered by Executive, Employer shall pay Executive the salary of $155,000 per year commencing on January 1, 1999. Salary payments shall be subject to withholding and other applicable taxes.

          A. SALARY ADJUSTMENT. Employer and Executive recognize that certain "Events" (as defined in the following paragraph) may occur which will cause a salary increase. Upon the occurrence of any one of the Events listed in the following paragraph,


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Executive's salary shall be increased to $185,000 per year during the term of this Amended Agreement. Such increase shall be automatic upon the occurrence of any one of the Events listed below.

          B. DEFINITION OF "EVENTS." For purposes of this Amended Agreement and particularly, the salary increase described in the immediately preceding paragraph, any one of the following shall be considered an "Event":

               I. MERGER. A merger with a third party entity, whereby at least fifty-one percent (51%) of Employer's outstanding common stock is merged with such entity.

               II. SALE/ACQUISITION. A sale or acquisition of at least fifty-one percent (51%) of Employer's outstanding common stock or the sale of all or substantially all of Employer's assets to a third party entity.

               III. DEBT FACILITY. A debt facility is established providing Employer a debt facility of at least $6 million.

               IV. INITIAL PUBLIC OFFERING. Employer closes an initial public offering of its common stock.

     2.2 EARNED MONETARY BONUSES. Executive shall be entitled to an annual cash bonus in accordance with Exhibit "A" attached hereto and incorporated herein by reference (the "ANNUAL CASH Bonus"). Executive's performance shall be reviewed annually to determine the payment of bonuses, if any, in addition to the Annual Cash Bonus.

     2.3 AUTOMOBILE ALLOWANCE. Executive shall be entitled to an automobile allowance of $600 per month, payable in equal payments. Employer shall pay Executive's automobile insurance and reasonable maintenance.

     2.4 STOCK OPTION CONSIDERATION. Executive, as partial consideration for his services, shall be entitled to receive options to purchase common stock in accordance with Exhibit "B" attached hereto and incorporated herein by reference.

     2.5 EXECUTIVE BENEFITS. In addition to the foregoing, Executive shall be entitled to the following benefits:

          A. HEALTH INSURANCE. Employer shall provide and pay for health, dental and life insurance for Executive and his family with an insurance carrier of Employer's choice. The benefits offered under this paragraph shall include a standard executive health and life insurance program.

          B. EXPENSES. Executive may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel and similar items. Employer will reimburse Executive for all such reasonable expenses upon Executive's presentation of an itemized account of such expenditures. Employer shall provide Executive with a Diner's Club, American Express or other credit card for his use in promoting and representing Employer.


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          C. VACATIONS. Executive shall be entitled each year to "Flexible Time
Off" ("FTO") commensurate with a "Grade I" Executive, as described in Employer's EXECUTIVE HANDBOOK.

                                   ARTICLE III
                               DUTIES OF EXECUTIVE

     3.1 DUTIES. Executive is engaged as President and Chief Executive Officer, and will serve as Chairman of the Board of Employer. Executive shall have authority over decision-making and managerial duties regarding the business of Employer, and shall supervise and direct all of the business of Employer according to business plans and strategies provided by Employer, reporting only to the Board. The precise services of Executive may be extended or curtailed by mutual agreement of Employer and Executive from time to time.

     3.2 EXTENT OF SERVICES. Executive shall devote his full-time (not less than 40 hours per week), ability and attention to the business of the Company as is necessary to fulfill his duties, and shall perform all such duties in a professional, ethical and businesslike manner. Executive will not, either during the term of this Amended Agreement and for a period of twelve (12) months thereafter, directly or indirectly engage in any other business, either as an Executive, employer, consultant, principal, officer, director, advisor, or in any other business capacity, which is competitive with the business of the Company, without the express written consent of the Company. Furthermore, the Board may require that Executive account for his time spent performing his duties hereunder at any time. Upon such notice, Executive shall account for his time and deliver such accounting to the Board until further notified. Based upon such records, the Board, in its sole discretion, may adjust Executive's FTO and/or salary during such period accordingly.

     3.3 ENGAGING IN OTHER EMPLOYMENT. Executive hereby agrees to undertake the responsibilities for and devote his productive time, abilities, and attention to the business of Employer during the term of this Amended Agreement.

     3.4 REGULATIONS. Executive agrees to comply with all federal, state and local laws, ordinances, and regulations in the conduct of his business on behalf of Employer.

     3.5 EXECUTIVE AS A SHAREHOLDER OF EMPLOYER. Employer recognizes that Executive is a shareholder of Employer. Executive may be issued shares of common stock of Employer in the future as a result of a purchase or bonus ("EXECUTIVE'S SHARES").

     3.6 ACCOUNTABILITY. Executive shall be directly responsible solely to the Board.

                                   ARTICLE IV
                               DUTIES OF EMPLOYER

     4.1 PAYMENT OF COMPENSATION AND PROVISION OF BENEFITS. During the term hereof, Employer agrees to pay all compensation, benefits, allowances and FTO due Executive as set forth herein.

     4.2 WORKING FACILITIES. Employer shall provide offices, stenographic help and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.


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                                    ARTICLE V
                       DISABILITY; DEATH DURING EMPLOYMENT

     5.1 DISABILITY. If Executive is unable to perform his services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed twelve (12) months shall be sixty percent (60%) of Executive's then existing salary. Executive's full compensation shall be reinstated upon his recovery. Notwithstanding anything to the contrary, Employer may terminate this Amended Agreement at any time after Executive shall be absent from his employment, for whatever cause, for a continuous period of more than twelve (12) months, and the obligations of Employer shall thereupon terminate. If it is determined, pursuant to the terms of this Amended Agreement, that Executive is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Employer shall have the right to hire an Executive to replace him in whatever position he may have at that time.

          A. DISABILITY INSURANCE. In lieu of the foregoing, Employer may obtain disability insurance for Executive. Should this occur, paragraph 5.1 above shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1 above.

          B. KEY MAN INSURANCE. Executive shall cooperate in obtaining a Key Man Insurance policy on him to Employer's satisfaction.

     5.2 DEATH DURING EMPLOYMENT. If Executive dies during the term of employment, Employer shall pay to the estate of Executive the compensation which would otherwise be payable to Executive up to the end of the month in which death occurs. In addition, Employer shall pay a sum equal to two (2) years salary payable in three (3) equal monthly installments after the death of Executive to the spouse of Executive or if he is not survived by his spouse, then to Executive's heirs in equal shares, or if there are no such surviving heirs, to the estate of Executive.

                                   ARTICLE VI
           CONFIDENTIAL INFORMATION; TRADE SECRETS; PROPRIETARY RIGHTS

     6.1 CONFIDENTIALITY. Executive hereby acknowledges that he has received information regarding the business of Employer, including but not limited to customer lists, product information, business strategy, executive agreements, all of which is confidential information (the "CONFIDENTIAL INFORMATION"). The Parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer's business and Executive agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of three (3) years subsequent to the termination of this Amended Agreement or termination of Executive as an Executive of Employer, whether such termination is with or without cause.

     6.2 PRODUCTS. All products relating to Employer's business, designed, improved or enhanced by Executive, will be the sole property of Employer and Executive will not be allowed to possess or use them unless Employer agrees in writing thereto. Whenever requested to do so by Employer, Executive will execute any and all applications, assignments or other instruments that Employer deems necessary to protect Employer's


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interests therein. Executive's obligations hereunder shall survive the termination of Executive's employment with respect to inventions, discoveries and improvements conceived or made by Executive during the term of Executive's employment described in this Amended Agreement.

                                   ARTICLE VII
                                 NON-COMPETITION

     7.1 NON-COMPETITION. During Executive's term of employment set forth in this Amended Agreement, and for a period of one (1) year thereafter, Executive will not directly or indirectly be an owner, partner, director, manager, officer or Executive or otherwise render services or be associated with any business that competes with Employer.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 TERMINATION WITH CAUSE. Employer may terminate Executive with cause upon providing thirty (30) days' advance written notice to Executive. Upon termination with cause, Executive shall be entitled to cash compensation equal to the greater of the following: (i) twelve (12) months of his then existing salary, or (ii) the remainder of the salary due under this Amended Agreement. For purposes of this Amended Agreement, termination "with cause" shall be for any of the following:

          A.   Any breach of any material obligations owed to Employer;

          B. Failure to follow the directive of the Company's board of directors; or

          C.   Conviction of a felony or any act involving moral turpitude.

In the event of termination with cause, all cash compensation, as referred to above, shall be paid to Executive on a bimonthly basis.

     8.2 TERMINATION WITHOUT CAUSE. Employer may terminate Executive without cause upon providing thirty (30) days advance written notice to Executive. Upon termination without cause by Employer, Executive shall be entitled to cash compensation equal to the greater of the following: (A) the remainder of the salary due under this Amended Agreement; or (B) the then existing base salary of Executive for a period of thirty-six (36) months from the date of termination without cause. In the event of termination without cause, all cash compensation, as referred to above, shall be paid to Executive on a bimonthly basis.

     8.3 PURCHASE OF THE EXECUTIVE'S SHARES. Upon termination, Executive's Shares shall be dealt with as follows:

          A. TERMINATION WITH CAUSE. Upon termination with cause, Employer shall purchase Executive's Shares for one hundred twenty percent (120%) of the average closing price, as quoted on the NASDAQ SmallCap, National Market or any other national securities exchange, for the ninety (90) day period preceding the date of termination; or if Employer's common stock is not quoted or otherwise traded on a national securities exchange, then Employer shall purchase the Executive's Shares for one hundred twenty percent (120%) of the average price of all private sales of common stock by Employer to


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third Parties for the ninety (90) day period preceding the date of termination with cause (referred to herein as the "STOCK PURCHASE PRICE"). The Stock Purchase Price shall be paid to Executive in twenty-four (24) equal monthly payments, commencing thirty (30) days after the date of termination with cause.

          B. TERMINATION WITHOUT CAUSE. If Executive is terminated without cause, Executive shall have the sole discretion to either (i) sell the Executive's Shares to Employer at the Stock Purchase Price; or (ii) retain ownership of the Executive's Shares. Executive shall notify Employer within thirty (30) days of termination without cause of his election hereunder. Should Executive elect to sell the Executive's Shares to Employer for the Stock Purchase Price, Executive shall so notify Employer and Employer shall remit the entire amount of the Stock Purchase Price to Executive within ninety (90) days of the date of notification hereunder.

     8.4 TERMINATION UPON SALE OF BUSINESS. Notwithstanding anything to the contrary, Employer may terminate this Amended Agreement upon thirty (30) days' written notice upon the occurrence of any of the following events, which any one event will be treated as a termination without cause for purposes of severance allowance pursuant to this Amended Agreement.

          A. The sale by Employer of substantially all of its assets to a single purchaser or a group of associated purchasers;

          B. The sale, exchange or other disposition, in one transaction, of more than fifty percent (50%) of the outstanding common stock of the Employer;

          C. A decision by Employer to terminate its business and liquidate its assets; or the merger or consolidation of Employer in a transaction in which the shareholders of Employer receive more than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

          D. Notwithstanding the foregoing, should Employer agree to sell all or substantially all of its assets, Employer shall purchase Executive's Shares for an amount equal to the greater of the Stock Purchase Price or the same price sold by shareholders of Employer.

     8.5 EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK. As of July 12, 2000, Executive holds options to purchase 371,199 shares of common stock of Employer. Executive was issued options to purchase 362,457 shares of common stock of Employer pursuant to Employer's 2000 Stock Option Plan ("2000 STOCK OPTION Plan"), and will receive additional options to purchase shares of common stock (Executive's options to purchase 362,457 shares of common stock of Employer as well as the additional options to be issued to Executive are collectively referred to hereinafter as the "SUNYICH OPTIONS") under the 2000 Stock Option Plan as determined by Employer's Compensation Committee. Notwithstanding the terms of the 2000 Stock Option Plan, the Sunyich Options are subject to the following terms and conditions:

          A. TERMINATION WITH CAUSE. Should Employer terminate Executive pursuant to paragraph 8.1 hereof, Executive shall retain the Sunyich Options and shall have the irrevocable right to exercise all of the Sunyich Options through the final date on


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which the Sunyich Options may be exercised by Executive, as set forth on the written stock option grants evidencing the Sunyich Options.

          B. TERMINATION WITHOUT CAUSE. Should Employer terminate Executive pursuant to paragraph 8.2 hereof, (i) Executive shall retain the Sunyich Options and shall have the irrevocable right to exercise all of the Sunyich Options through the final date on which the Sunyich Options may be exercised by Executive, as set forth on the written stock option grants evidencing the Sunyich Options, (ii) the Company shall pay the aggregate exercise price on all Sunyich Options exercised by Executive, and (iii) the Company shall pay all applicable state and federal personal income tax incurred by Executive as a result of the Company paying the exercise price on the Sunyich Options exercised by Executive.

          C. TERMINATION UPON SALE OF THE BUSINESS. Should Employer terminate Executive pursuant to paragraph 8.4 hereof, (i) Executive shall retain the Sunyich Options and shall have the irrevocable right to exercise all of the Sunyich Options through the final date on which the Sunyich Options may be exercised by Executive, as set forth on the written stock option grants evidencing the Sunyich Options, (ii) the Company shall pay the aggregate exercise price on all Sunyich Options exercised by Executive, and (iii) the Company shall pay all applicable state and federal personal income tax incurred by Executive as a result of the Company paying the exercise price on the Sunyich Options exercised by Executive.

          D. PAYMENT OF EXERCISE PRICE AND RELATED INCOME TAX UPON CONCLUSION OF THE AMENDED AGREEMENT. If Executive is employed by Employer upon the conclusion of this Amended Agreement, (i) Executive shall retain the Sunyich Options and shall have the irrevocable right to exercise all of the Sunyich Options through the final date on which the Sunyich Options may be exercised by Executive, as set forth on the written stock option grants evidencing the Sunyich Options, (ii) the Company shall pay the aggregate exercise price on all Sunyich Options exercised by Executive, and (iii) the Company shall pay all applicable state and federal personal income tax incurred by Executive as a result of the Company paying the exercise price on the Sunyich Options exercised by Executive.

          E. RESIGNATION BY EXECUTIVE. If Executive resigns prior to the conclusion of this Amended Agreement, Executive shall retain the Sunyich Options and shall have the irrevocable right to exercise all of the Sunyich Options through the final date on which the Sunyich Options may be exercised by Executive, as set forth on the written stock option grants evidencing the Sunyich Options.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1. WAIVER OF BREACH. The waiver by Employer of breach of any provisions of this Amended Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

     9.2 ASSIGNMENT. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights under


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this Amended Agreement. The rights and obligations of Employer under this
Amended Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

     9.3 MODIFICATION. This Amended Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

     9.4. GOVERNING LAW. This Amended Agreement shall be governed by and construed under the laws of the State of Nevada.

     9.5 INTEGRATION CLAUSE. This instrument contains the entire agreement between the Parties hereto and supersedes any and all prior written and/or oral agreements. This Amended Agreement may be altered or modified only in writing signed by the Parties hereto.

     9.6 NOTICES. Any notice required or desired to be given under this Amended Agreement shall be deemed given if in writing sent by certified mail to the Parties at each party's last known address.

     9.7 ATTORNEYS' FEES. Should any party seek the enforcement of any term of this Amended Agreement, the prevailing party thereunder shall be entitled to attorneys' fees and costs for the enforcement of such term or provision.

     9.8 ARBITRATION. In the event of any dispute arising under this Amended Agreement, including any dispute regarding the nature, scope or quality of services provided by either party hereto, its is hereby agreed that such dispute shall be resolved by binding arbitration to be conducted by the American Arbitration, to be arbitrated in accordance with its rules and regulations and procedures in Las Vegas, Nevada. In the event of any such arbitration, pending resolution of the arbitration and the award of costs by the arbitrator, each party hereto shall advance one-half of the amounts, if any, requested by the arbitrator and/or the sponsoring organization.


EMPLOYEE


/S/ STEVEN L. SUNYICH
---------------------------------
        STEVEN L. SUNYICH


EMPLOYER



BY: GREGORY L. HRNCIR
    -----------------------------
       GREGORY L. HRNCIR
       SECRETARY


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                                   EXHIBIT "A"

                                ANNUAL CASH BONUS


     In consideration for the 540,000 shares of Common Stock relinquished by Executive on October 1, 1999 and cancelled immediately thereafter, the Company's Compensation Committee shall, no later than December 31, 2000, vote on the terms of the annual cash bonus pool set forth below.

     The formula for determining the annual cash bonus for Executive is as follows:

     1. ANNUAL CASH BONUS POOL: The Annual Cash Bonus Pool (the "POOL") for determining the total amount available for the executive officers of the Company is as follows: the Pool shall be comprised of two percent (2%) of Employer's fiscal year gross revenues, and five percent (5%) of Employer's fiscal year net income.

     2. EXECUTIVE'S PARTICIPATION: Executive shall be entitled to receive, on an annual basis, not less than twenty-eight and seventy-six hundred percent (28.76%) of the Pool.


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                                   EXHIBIT "B"

                        OPTIONS TO PURCHASE COMMON STOCK


     In consideration for the 540,000 shares of Common Stock relinquished by Executive on October 1, 1999 and cancelled immediately thereafter, the Company's Compensation Committee shall, no later than December 31, 2000, issue additional options to purchase common stock to Executive in an amount to be determined.

     In addition to the foregoing, Executive shall receive, on an annual basis, options to purchase common stock in an amount to be determined by the Company's Compensation Committee.


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